Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-118274 of Thoratec Corporation on Form S-3 of our reports dated March 12, 2004 (which reports express an unqualified opinion and refer to adoption of a new accounting principle in 2002) appearing in the Annual Report on Form 10-K of Thoratec Corporation for the year ended January 3, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

September 14, 2004